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                                                                    EXHIBIT 10.2


         THIS GUARANTY OF DOMAIN PORTFOLIO PURCHASE AGREEMENT (hereinafter the "Guaranty") made and delivered this 23rd day of December, 2004, by GERALD GORMAN, an individual with an address of (hereinafter "Gorman") in favor of EasyLink Services Corporation, a Delaware corporation with its principal place of business at 33 Knightsbridge Road, Piscataway, New Jersey 08854 (hereinafter "EasyLink").

         IN CONSIDERATION of the terms and conditions of that certain Domain Portfolio Purchase Agreement executed this even date herewith by and among EasyLink, Gorman, and NJ Domains, LLC, a New Jersey limited liability company (hereinafter "NJ Domains") with its principal place of business at 415 Bernardsville Road, Mendham, New Jersey 07945, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

         1. Guaranty and Suretyship. Gorman hereby unconditionally and irrevocably becomes surety to EasyLink, its successors and assigns for the full, faithful and punctual performance of each and all of the covenants, agreements, and conditions of the Domain Portfolio Purchase Agreement to be kept and performed by NJ Domains or its successors or assigns, including the punctual payment of all monetary obligations due and owing by NJ Domains or its successors or assigns under the Domain Portfolio Purchase Agreement, together with all costs and expenses (including costs of indemnification and reasonable attorneys' fees and cost of suit, all as described in the Domain Portfolio Purchase Agreement) incurred by EasyLink in connection with the foregoing (hereinafter collectively referred to as the "Liabilities"). The Liabilities expressly do not include the liabilities of Asia.com, Inc., India.com, Inc., or NJ Domain's liabilities to third parties.

         2. Representation of Gorman. Gorman represents that at the time of the execution and delivery of this Guaranty nothing exists to impair the effectiveness of the obligations of Gorman to EasyLink hereunder, or the immediate taking effect of this Guaranty between Gorman and EasyLink with respect to Gorman becoming a surety for the Liabilities.

         3. Limitation of Waivers by EasyLink. The waiver of any right by EasyLink or its failure to exercise promptly any right shall not be construed as the waiver of any other right, including the right to exercise the same at any time thereafter. No waiver or modification of any of the terms or conditions of this Guaranty shall be binding against EasyLink unless such waiver or modification is in a writing signed by EasyLink.

         4. Binding Effect. The provisions of this Guaranty shall bind all of the respective heirs, executors, administrators, legal representatives, successors and assigns of Gorman and shall inure to the benefit of EasyLink, its successors and assigns.

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         5. Termination. This Guaranty shall survive for so long as any NJ
Domains obligations shall remain in effect under the Domain Portfolio Purchase Agreement.


WITNESS                                     GERALD GORMAN



/s/Jennifer Saal                            /s/Gerald Gorman
----------------------------                --------------------------
Name: Jennifer Saal                         Gerald Gorman